                                                                      Exhibit 12


               PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 1996 through 2000
                       (in thousands except ratio amounts)



                                          2000          1999          1998          1997          1996
                                        --------      --------      --------      --------      --------

Earnings:
   Net income from continuing
     operations                         $ 64,031      $ 58,207      $ 60,313      $ 54,074      $ 48,562
   Income taxes                           41,356        37,645        38,807        34,650        30,928
   Fixed charges                          44,368        37,978        38,415        39,263        37,009
                                        --------      --------      --------      --------      --------
     Total Adjusted Earnings            $149,755      $133,830      $137,535      $127,987      $116,499
                                        ========      ========      ========      ========      ========

Fixed Charges:
   Interest                             $ 42,010      $ 35,911      $ 36,453      $ 36,949      $ 34,511
   Amortization of debt expense              465           323           304           346           345
   One-third of rental expense             1,893         1,744         1,658         1,968         2,153
                                        --------      --------      --------      --------      --------
     Total Fixed Charges                $ 44,368      $ 37,978      $ 38,415      $ 39,263      $ 37,009
                                        ========      ========      ========      ========      ========

Ratio of Earnings to Fixed Charges          3.38          3.52          3.58          3.26          3.15
                                        ========      ========      ========      ========      ========